Exhibit 99.1

Investor Contact:
John Morgan
(859) 232-5568
jmorgan@lexmark.com

Media Contact:
Todd Hastings
(859) 232-6012
thasting@lexmark.com

Lexmark reports second quarter results
•	Revenue of $1.14 billion, in line with expectations
•	Operating income growth of more than 50 percent year to year
•	Cash generation of $135 million
•	Share repurchases of $158 million

LEXINGTON, Ky., July 22, 2008 – Lexmark International, Inc. (NYSE: LXK) today announced financial results for the second quarter of 2008. Second-quarter revenue was $1.14 billion, down 6 percent compared to revenue of $1.21 billion last year. Second-quarter GAAP earnings per share were $0.89. Earnings per share for the second quarter of 2008 would have been $0.96 excluding $0.07 per share for restructuring-related activities. Second-quarter 2007 GAAP earnings per share were $0.67. Earnings per share for the second quarter of 2007 would have been $0.65 excluding $0.02 per share net benefit for restructuring-related activities.

“During the second quarter we continued the strategic shift that we started in late 2007. EPS grew year to year in 2Q and we had good cash generation performance. Overall, we have more work to do to continue to implement our strategy and to drive growth in higher usage segments,” said Paul J. Curlander, Lexmark chairman and chief executive officer. “A key element is the introduction of industry-leading products and technology, which has enabled us to win some important large enterprise accounts recently and resulted in our new Professional Series and Home and Student Series inkjet products announced yesterday.”

Second-quarter 2008 business segment revenue of $763 million grew 4 percent year to year. Consumer segment revenue of $376 million declined 21 percent compared to a year ago primarily due to the strategic changes announced last October and the slowdown in the inkjet market. Second-quarter 2008 gross profit margin was 36.6 percent, operating expense was $316 million, the operating income margin was 8.9 percent, operating income was $101 million and net earnings were $84 million. Second-quarter 2008 operating income includes $9 million pretax charges in connection with the company’s restructuring-related actions.

Second-quarter 2007 gross profit margin was 30.6 percent, operating expense was $305 million, the operating income margin was 5.4 percent, operating income was $66 million, and net earnings were $64 million. Second-quarter 2007 operating income included $5 million restructuring-related pretax charges.

On a non-GAAP basis, excluding restructuring-related charges, second-quarter 2008:

•	Gross profit margin would have been 37.0 percent, up 6.0 percentage points from 31.0 percent in the same period last year, principally due to a favorable product mix shift.
•	Operating expense would have been $312 million, up 2.6 percent, principally driven by increased demand generation investment.

•	Operating income margin would have been 9.6 percent, up 3.7 percentage points from 5.9 percent last year.
•	Operating income would have been $110 million, up 55.1 percent compared to $71 million in the same quarter last year.
•	Net earnings would have been $90 million, up 46.0 percent compared to $62 million in the second quarter of 2007.

The company ended the quarter with $1.328 billion in cash and current marketable securities. Second-quarter net cash provided by operating activities was $135 million. Capital expenditures for the quarter were $53 million. Depreciation and amortization in the quarter was $45 million. Lexmark repurchased $158 million (4.5 million shares) of stock during the second quarter. The company’s remaining share repurchase authorization was approximately $887 million at quarter end.

Lexmark announced a plan today to enhance the efficiency of its inkjet cartridge manufacturing operations by further consolidating manufacturing capacity for the company’s inkjet supplies. This restructuring plan is for the closure of one of the company’s inkjet supplies manufacturing facilities in Mexico. This action is expected to impact approximately 650 positions by the end of 2008. Most of the impacted positions are being moved to a lower-cost country. The company estimates that this 2008 action will result in total pretax cost of approximately $24 million ($8 million cash cost), with an approximate $20 million impact in 2008. Pretax cost of $3 million impacted second-quarter 2008 results. Total savings from this restructuring are expected to be about $9 million annually beginning in 2009.

Recent Win Demonstrates Strength of Lexmark’s Large Enterprise Value Proposition
Lexmark has signed a five-year, multimillion dollar contract with Washington Mutual, one of the leading consumer and small business banks in the U.S. As part of the contract, Lexmark Global Services will manage more than 25,000 devices throughout WaMu’s 2,300 financial centers and 37 back-office locations in the U.S. and will also provide consulting services to optimize the workflow processes, carbon footprint and printing infrastructure in each location.

Significant Recent Industry Recognition for Lexmark’s Products
Lexmark continued to receive numerous awards for its color laser, color laser multifunction products (MFPs), mono laser MFPs, inkjet all-in-ones (AIOs), and print management software from leading test laboratories:

Color laser and color laser MFPs
•	Lexmark C500n
o	BERTL’s Best A4 Toner-Based Small Office/Workgroup Color Laser Printer
•	Lexmark X560n
o	Buyers Laboratory Inc. Spring 2008 Pick of the Year
•	Lexmark X560n, X782e, X940e, and X945e
o	Better Buys for Business Editor’s Choice
•	Lexmark C780n, C780dn and C780dtn
o	BERTL’s Best User-Friendly Color Printer Range
•	Lexmark C782dtn
o	BERTL’s Best Color Workgroup Printer
•	Lexmark X940e and X945e
o	BERTL’s Best User-Friendly Workgroup Family

Inkjet AIOs
•	Lexmark Professional Series X9575
o	BERTL’s Best Professional Color Multifunction Printer
o	ComputerBild Testsieger Best in Test[1]

Mono Laser MFPs
•	Lexmark X850e, X852e and X854e
o	Better Buys for Business Editor’s Choice

Print Management Software
•	Lexmark’s MarkVision Professional
o	BERTL’s Best Extensive MFP/Printer Network-Management Solution

New Inkjets Expand Lexmark’s Reach into Higher-Usage Segments
Lexmark continued to raise the bar for inkjet features, functionality and performance with the introduction yesterday of six new AIOs, further enhancing and expanding the company's presence in higher-page generation target segments. The new Lexmark Professional Series X4975, X6675 and X7675 AIOs, with prices ranging from $149.992 to $199.992, were specifically designed to meet the needs of small-business and small office-home office (SOHO) professionals who demand wireless printing capability, along with exceptional speed, quality, reliability, and ease of use. Lexmark’s Professional Series AIOs include features that help users reduce the cost of operation and minimize environmental impact, such as wireless connectivity3, high-yield cartridges and integrated two-sided printing.

The new Lexmark X4950, X5650 and X6650, with prices ranging from $99.992 to $149.992, complement and extend the range of Lexmark’s Home and Student AIO Series. These three new devices join an impressive lineup of fully featured yet affordable AIOs that meet the unique needs of family and student users, offering fast and easy installation and high-yield cartridge options. The X4950 and X6650 also offer wireless connectivity3.

Looking Forward
In the third quarter of 2008, the company expects revenue to be down in the mid- to high-single digit percentage range year over year. It expects third-quarter 2008 GAAP EPS to be in the range of $0.25 to $0.35 per share. Restructuring-related costs and expenses are expected to be approximately $0.28 per share in the third quarter of 2008. Excluding these restructuring-related costs and expenses, non-GAAP EPS are expected to be in the range of $0.53 to $0.63 per share. GAAP EPS in the third quarter of 2007 were $0.48, or $0.60 excluding $0.12 per share for restructuring-related activities.

Conference Call Today
The company will be hosting a conference call with securities analysts today at 8:30 a.m. (EDT). A live broadcast and a complete replay of this call can be accessed from Lexmark’s investor relations Web site at http://investor.lexmark.com. If you are unable to connect to the Internet, you can access the call via telephone at 888-693-3477 (outside the U.S. by calling 973-582-2710) or the replay shortly afterward by calling 800-642-1687 (outside the U.S. by calling 706-645-9291) using access code 54879148. This telephone replay of the conference call will be available through Tuesday, July 29, 2008.

Supplemental information slides, including reconciliations between GAAP and non-GAAP financial measures, will be available on Lexmark’s investor relations Web site prior to the live broadcast.

About Lexmark
Lexmark International, Inc. (NYSE: LXK) provides businesses and consumers in more than 150 countries with a broad range of printing and imaging products, solutions and services that help them to be more productive. In 2007, Lexmark reported $5.0 billion in revenue. Learn how Lexmark can help you get more done at www.lexmark.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release which are not historical facts are forward-looking and involve risks and uncertainties, including, but not limited to, weak economic conditions, aggressive pricing from competitors and resellers, inability to be successful in the higher-usage segments of the inkjet market, the financial failure or loss of business with a key customer or reseller including loss of retail shelf placements, disruptions at important points of exit and entry and distribution centers, market acceptance of new products and pricing programs, periodic variations affecting revenue and profitability, the inability to meet customer product requirements on a cost competitive basis, failure to execute planned cost reduction measures, entrance into the market of additional competitors focused on printing solutions, increased investment to support product development and marketing, inability to perform under managed print services contracts, decreased supplies consumption, increased competition in the aftermarket supplies business, failure to successfully outsource the infrastructure support of information technology systems, failure to manage inventory levels or production capacity, unforeseen cost impacts as a result of new legislation, changes in the company’s tax provisions or tax liabilities, fees on the company’s products or litigation costs required to protect the company’s rights, inability to obtain and protect the company’s intellectual property and defend against claims of infringement and/or anticompetitive conduct, reliance on international production facilities, manufacturing partners and certain key suppliers, changes in a country’s political or economic conditions, conflicts among sales channels, the failure of information technology systems, business disruptions, currency fluctuations, terrorist acts, acts of war or other political conflicts, or the outbreak of a communicable disease, and other risks described in the company’s Securities and Exchange Commission filings. The company undertakes no obligation to update any forward-looking statement.

Lexmark and Lexmark with diamond design are trademarks of Lexmark International, Inc., registered in the U.S. and/or other countries. All other trademarks are the property of their respective owners.

All prices, features, specifications and capabilities are subject to change without notice.

1ComputerBild Testsieger: Lexmark X9575 in ComputerBild Ausgabe 11/2008, Testergebnis: gut

2All prices are estimated street prices in U.S. dollars – actual prices may vary.

3802.11 b/g/n wireless network required for all wireless functions. Subject to the range and capabilities of your wireless router and access to electricity.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
(In Millions, Except Per Share Amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2008	2007	2008	2007
Revenue	$1,138.8	$1,208.2	$2,314.0	$2,468.8
Cost of revenue (1) (2)	721.6	838.0	1,461.3	1,675.8
Gross profit	417.2	370.2	852.7	793.0

Research and development	102.9	102.2	208.4	202.1
Selling, general and administrative (1) (2)	211.2	202.4	420.1	404.2
Restructuring and related charges (1)	2.2	-	1.0	-
Operating expense	316.3	304.6	629.5	606.3

Operating income	100.9	65.6	223.2	186.7

Interest (income) expense, net	(2.9)	(3.8)	(10.4)	(8.2)
Other expense (income), net (3)	0.2	(7.4)	1.5	(6.2)

Earnings before income taxes	103.6	76.8	232.1	201.1

Provision for income taxes (4) (5)	19.9	12.6	46.6	44.5
Net earnings	$83.7	$64.2	$185.5	$156.6

Net earnings per share:
Basic	$0.89	$0.68	$1.96	$1.64
Diluted	$0.89	$0.67	$1.96	$1.62

Shares used in per share calculation:
Basic	94.0	94.8	94.6	95.6
Diluted	94.2	95.5	94.8	96.5

(1)
 Amounts for the three months ended June 30, 2008, include total restructuring-related charges and project costs of $8.8 million with $4.5 million and $2.1 million included in Cost of revenue and
Selling, general and administrative, respectively, in addition to the $2.2 million in Restructuring and related charges.

 Amounts for the six months ended June 30, 2008, include total restructuring-related charges and project costs of $21.4 million with $9.8 million and $10.6 million included in Cost of revenue and
Selling, general and administrative, respectively, in addition to the $1.0 million in Restructuring and related charges.

(2)
 Amounts for the three months ended June 30, 2007, included restructuring-related project costs of $5.1 million with $4.5 million and $0.6 million included in Cost of revenue and Selling, general and administrative, respectively.

      Amounts for the six months ended June 30, 2007, included restructuring-related project costs of $10.8 million and a $3.5 million gain on the sale of the Company's Scotland facility. Of the net $7.3 million of project costs incurred, $6.1 million and $1.2 million were included in Cost of revenue and Selling, general and administrative, respectively.

(3)	Amounts for the three and six months ended June 30, 2007, included an $8.1 million pre-tax foreign exchange gain realized upon the substantial liquidation of the Company’s Scotland entity.

(4)	Amounts for the three and six months ended June 30, 2008, include non-recurring tax benefits of $5.1 million and $11.9 million, respectively.

(5)	Amounts for the three and six months ended June 30, 2007, included non-recurring tax benefits of $4.8 million and $6.0 million, respectively.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL POSITION
(In Millions)
(Unaudited)

	June 30	December 31
	2008	2007
ASSETS

Current assets:
Cash and cash equivalents	$747.9	$277.0
Marketable securities	579.6	519.1
Trade receivables, net	475.9	578.8
Inventories	427.2	464.4
Prepaid expenses and other current assets	244.6	227.5
Total current assets	2,475.2	2,066.8

Property, plant and equipment, net	879.3	869.0
Marketable securities	31.3	-
Other assets	198.5	185.3
Total assets	$3,584.3	$3,121.1

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of long-term debt	$-	$149.9
Accounts payable	562.4	636.9
Accrued liabilities	678.1	710.5
Total current liabilities	1,240.5	1,497.3

Long-term debt	648.6	-
Other liabilities	352.7	345.5
Total liabilities	2,241.8	1,842.8

Stockholders' equity:
Common stock and capital in excess of par	913.1	888.9
Retained earnings	1,121.2	935.7
Treasury stock, net	(612.9)	(454.7)
Accumulated other comprehensive loss	(78.9)	(91.6)
Total stockholders' equity	1,342.5	1,278.3
Total liabilities and stockholders' equity	$3,584.3	$3,121.1

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)

Earnings Per Share	2Q08	2Q07
GAAP	$0.89	$0.67
Restructuring-related charges & project costs	0.07	0.04
Accumulated translation gain upon Scotland liquidation	-	(0.06)
Non-GAAP	$0.96	$0.65

Net Earnings (In Millions)	2Q08	2Q07
GAAP	$84	$64
Restructuring-related charges & project costs	7	4
Accumulated translation gain upon Scotland liquidation	-	(6)
Non-GAAP	$90	$62

Earnings Per Share Guidance	3Q08	3Q07
GAAP	$0.25 to $0.35	$0.48
Restructuring-related charges & project costs	0.28	0.12
Non-GAAP	$0.53 to $0.63	$0.60

Note:
Management believes that presenting the non-GAAP measures above is useful because they enhance shareholders’ understanding of how management assesses the performance of the Company’s businesses. Management reviews the performance of the Company's operating segments based on GAAP and non-GAAP measures which reflect income and expense items which are recurring in nature, and do not include the impact of actions that management believes are not reflective of the ongoing operation of the Company. These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.

Totals may not foot due to rounding.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)

Gross Profit Margin (%)	2Q08	2Q07
GAAP	36.6%	30.6%
Restructuring-related charges & project costs	0.4%	0.4%
Non-GAAP	37.0%	31.0%

Operating Expense (In Millions)	2Q08	2Q07
GAAP	$316	$305
Restructuring-related charges & project costs	(4)	(1)
Non-GAAP	$312	$304

Operating Income (In Millions)	2Q08	2Q07
GAAP	$101	$66
Restructuring-related charges & project costs	9	5
Non-GAAP	$110	$71

Operating Income Margin (%)	2Q08	2Q07
GAAP	8.9%	5.4%
Restructuring-related charges & project costs	0.7%	0.5%
Non-GAAP	9.6%	5.9%

Note:
Management believes that presenting the non-GAAP measures above is useful because they enhance shareholders’ understanding of how management assesses the performance of the Company’s businesses. Management reviews the performance of the Company's operating segments based on GAAP and non-GAAP measures which reflect income and expense items which are recurring in nature, and do not include the impact of actions that management believes are not reflective of the ongoing operation of the Company. These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.

Totals may not foot due to rounding.